Exhibit 99.1

News Release

For Immediate Release:	For Further Information, Contact:
February 9, 2005	Arleen Llerandi
Vice President, Investor Relations
407-822-2989

NEAL J. KEATING NAMED CHIEF OPERATING OFFICER

AT HUGHES SUPPLY

Hughes Supply Inc. (NYSE:HUG), headquartered in Orlando, FL.

Hughes Supply announced today that Neal J. Keating has been appointed Chief Operating Officer. Mr. Keating most recently served as an Executive Director of GKN, Plc and Chief Executive Officer for GKN Aerospace, a global independent first tier supplier of structures, components and engineering services to aircraft and aero engine manufacturers. Prior to GKN, Plc he worked at Rockwell International for 24 years. This included 19 years at Rockwell Automation/Allen-Bradley and 6 years at Rockwell Collins, Inc., a world-class provider of aviation electronic and communication solutions. He concluded his service at Rockwell Collins as Executive Vice President and Chief Operating Officer.

“Neal is an extremely well-rounded business and operations executive with a proven track record of achievement in accelerating growth, increasing customer service and improving financial performance,” said President and Chief Executive Officer Tom Morgan. “His ability to see the big picture, assimilate information, assist with strategy, develop operating plans and effectively communicate makes him an ideal professional and cultural fit for our organization.”

Mr. Keating’s addition to the executive management team strengthens the current corporate structure and will enable the company to more aggressively pursue its future growth and operational improvement opportunities. All of Hughes Supply’s business presidents will report directly to Mr. Keating, who will assume day-to-day sales and operations responsibilities.

“I am very impressed with the rich tradition of Hughes Supply, its reputation in the marketplace and the strength of its leadership team,” said Mr. Keating. “The organization has been able to achieve dramatic growth by remaining true to its core values while also recognizing and embracing new opportunities. I hope to continue the excellent work begun by Tom Morgan and Executive Vice President and Chief Financial Officer David Bearman to increase sales, accelerate earnings growth, and develop best in class operations, while continuing to deliver superior customer service.”

Mr. Keating holds a B.S. degree in electrical engineering from the University of Illinois and an MBA from the University of Chicago. He serves on the Board of Advisors for AmerItel Partners and on the Board of Advisors for the University of Iowa College of Engineering.

Another significant organizational development, the appointment of Gradie Winstead to Executive Vice President, Strategic Business Development, was also announced today. Mr. Winstead, a nearly 30 year veteran of Hughes Supply, will be ultimately responsible for all sales, services, marketing and business development. His leadership, industry experience and sales expertise are well recognized within Hughes Supply and the construction distribution community.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance- related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,300 associates and generates annual revenues exceeding $4 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes Supply, you may visit http://www.hughessupply.com.

2